SCHLUETER & ASSOCIATES, P.C.
                       1050 Seventeenth Street, Suite 1700
                             Denver, Colorado 80265
                                 (303) 292-3883
                            Facsimile (303) 296-8880

                               September 18, 1997

Via EDGAR and Federal Express
-----------------------------
Richard K. Wulff, Chief
Office of Small Business Policy
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         Re:      Aurora Acquisitions, Inc.
                  Amendment No. 1 to Registration Statement on Form 10-SB SEC File No: 0-21025

Dear Mr Wulff:

     This letter is in response to the Staff's letter of comment dated August 16, 1996 (the "Comment Letter"), relating to the Form 10-SB filed on behalf of Aurora Acquisitions, Inc. The Staff's comments have been reproduced below and numbered in order to facilitate the Staff's review. Please note that after reviewing the Comment Letter, the Registrant has made extensive revisions to the Registration Statement in order to more clearly address the issues and concerns raised by the Staff. The Registrant's responses to those comments are set forth immediately below each comment.

     General Comment

     1. To the extent that the registration statement states that it includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (or otherwise makes reference to such provisions or to the Litigation Reform Act generally), please be advised that the staff is not making any determination as to whether the disclosures (including, e.g., cautionary language or the placement of disclosures) satisfy the requirements of such Sections.

     The  Registrant  acknowledges  the  Staff's  comment.   Management  of  the
     Registrant has represented that they understand that the Staff is not making any determination as to whether the disclosures (including, e.g., cautionary language or the placement of disclosures) satisfy the requirements of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the provisions of the Private Securities Litigation Reform Act of 1995.

     Description of Business

     2. It is requested that the business section be revised and provide the reader with full and clear disclosure pertaining to the history, organization and change of control of the Company.

     Under the control of former management, the Company was involved in an effort to register securities with the Commission and raise funds for the same purposes that have been set forth in the Form 10-SB. Initial efforts failed and the Company was inactive for several years. Mr. David Gregarek





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Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 2

     was one of the initial shareholders and investors in the Company. After former management of the Company failed to take steps to execute the original business plan, Mr. Gregarek indicated to Mr. Jay Boisdrenghien that he was willing to undertake to register the Company under the Securities Exchange Act of 1934, as amended, to attempt to find an appropriate candidate for a "reverse acquisition," to obtain counsel to represent the Company, and to assemble a management team for the Company. Mr. Boisdrenghien, a founder, promoter, and principal shareholder of the Company, agreed to appoint Mr. Gregarek to the Board of Directors and to bring Mr. Gregarek's proposal before the other members of the Board of Directors for their consideration. Mr. Gregarek asked the undersigned to serve as counsel to the Company and to assist with the Company's registration under the Securities Exchange Act of 1934, as amended (the "1934 Act") and with a reverse acquisition if a suitable candidate were found and if satisfactory terms could be negotiated with such a candidate. The former board of directors issued additional shares of stock to Mr. Gregarek, Mr. Delaney, and the wife of the undersigned. These shares were issued in exchange for cash, which was used by the Company to pay for completion of the necessary audits for registration under the 1934 Act, fees and expenses of counsel, and other expenses of the Company. As a result of these issuances and the purchase of shares of common stock from several of the original shareholders of the Company, control of the Company has changed. The security ownership of the principal shareholders of the Company and its officers and directors is set forth in Item 5 of the Form 10-SB.

     The Company has added disclosure to the business section to reflect the "change of control."

     Operation of the Company

     3. As supplemental information, describe any notices or advertisements proposed to be used by the Company in its search for business opportunities.

     Management of the Company has advised that they do not currently intend to use any notices or advertisements in their search for business opportunities. Management intends to contact directly brokerage firms and business brokers and to solicit potential opportunities from those sources. Further, Mr. Gregarek in the course of his investing activities is exposed to various business opportunities that could be of interest to the Company. It should be emphasized that Mr. Gregarek does not have any particular opportunities that he intends to present to the Company at this time.
     Further, the Company has no plans, arrangements, understandings or commitments with respect to any such opportunity, and the Company is not engaged in negotiations with respect to any such opportunity.

     4. Consider whether any of the Company's officers, directors or has in the past used particular consultants (or advisers) on a regular basis and, if so, advise as to the probability that such officer, director will recommend that the particular consultant be hired by the Company.

     Management of the Company has advised that none of them have in the past used particular consultants (or advisers) on a regular basis, and that they do not currently intend to recommend that any particular consultants be hired by the Company. It is expected that evaluation and analysis of opportunities will be undertaken by existing management. With respect to legal matters, each of the officers and directors has engaged Mr. Schlueter to represent them as counsel in the past, and management expects to continue to engage Mr. Schlueter as counsel to the Company.



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Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 3

     The Registrant has added extensive disclosure to the Registration Statement to address various matters relating to the evaluation and analysis of opportunities.

     5. Consider the criteria that will be used to hire independent consultants regarding their experience, the services to be provided, the term of service, etc. and add appropriate disclosure.

     The Company does not currently intend to hire business consultants to evaluate and analyze business opportunities. It is anticipated that such evaluation and analysis will be conducted by management of the Company and its shareholders. Additional disclosure has been included in the Registration Statement to clarify these matters.

     6. Please advise, if the Company has had any discussions and if there are any agreements or understandings with a particular consultant.

     The  Company  has not had any  discussions  with,  and  there are no plans,
     arrangements,   understandings,   commitments   or   agreements  with   any
     consultants.

     7. Please disclose the name of the shareholder who served as a consultant for the Company in June 1996.

     Mr. A. Jay Boisdrenghien was paid $3,000 for providing consulting services to the Company. Additional disclosure has been added to Item 7 of the Company's Form 10-SB to address this point, and to include disclosure concerning the other matters noted in Note B to the financial statements.

     Form of Acquisition

     8. According to the filing the Company currently has insufficient liquid asset to pay such costs, certain officers, directors, and affiliates of the Company have indicated that they will advance such costs on behalf of the Company in exchange for the issuance of shares of the Company's Common Stock to such persons or an agreement to repay such costs. Please disclose the names of the parties that are expected to continue funding the Company's operations including providing funds necessary to search for acquisition candidates. If funding is expected to continue, please disclose if there is a dollar cap on the maximum amount of cash resources available. If there is a cap, please discuss the Company's plans to obtain alternate cash resources once the cap is reached.

     Messrs. David Gregarek and Michael Delaney, who constitute the present management of the Company, and the Company's counsel-Henry F. Schlueter and his wife (collectively the "Lending Parties") have advised that they will pay certain costs and expenses of the Company from their personal funds as interest free loans. There has been no specific agreement upon a dollar cap of any such loans by the Lending Parties. Further, the Lending Parties recognize that the only opportunity to have these loans repaid will be from a prospective merger or acquisition candidate. The Lending Parties have agreed among themselves that the repayment of any loans made on behalf of the Company will not impede, or be made conditional in any manner, to consummation of a proposed transaction. If the prospective merger or acquisition candidate either has insufficient capital with which to repay any such loans or advances or if the Lending Parties are willing to convert such loans or advances into stock, then such advances or loans may be converted into stock in whole or in part rather than being repaid by the acquisition candidate. The Registrant has added additional disclosure to the Form 10-SB in order to more clearly disclose this information and to address the Staff's comment. Further, the Registrant has added a risk factor that points out that the Company has only minimal assets.



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Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 4


     9. Please disclose the terms of any loan agreements or understandings. Copies of any agreements should be filed as an exhibit.

     The understandings with respect to any loans made are that such loans will be non-interest bearing. Since the Company has only minimal assets it is expected that repayment of any such loans will have to come from the company or entity that engages in a "reverse acquisition" with the Company. Additional disclosure has been added to the Registration Statement in response to this comment. Further, please be advised that there are no loan agreements or documents. It should be noted that to the extent that shares are issued to Messrs. Gregarek, Delaney, or Mr. and Mrs. Schlueter for funds advanced to the Company, such shares will be issued under appropriate exemptions from federal and state securities laws. Further, the Staff's attention is directed to the response to Comment No. 8 above.

     10. Please disclose if the Company intends to raise the necessary capital by private placements of restricted stock and/or a public offering of its common stock. Please advise if the Company contemplates a Reg. S offering.

     The Company does not currently intend to raise capital through private placement of restricted stock, any public offerings of its common stock, or any off-shore offerings under Regulation S adopted under the Securities Act of 1933, as amended, prior to the consummation of a transaction with a merger or acquisition candidate. Appropriate disclosure of these matters has been made in the amended Form 10-SB in response to this comment.

     11. Please indicate, whether or not there are any plans, proposals, arrangements or understandings with respect to the sale or issuance of additional securities by the Company prior to the location of an acquisition or merger candidate.

     As noted in the previous responses and in the Registration Statement, there are no specific plans, arrangements, understandings, or commitments with respect to the sale or issuance of additional securities by the Company prior to the location of an acquisition or merger candidate. However, it is possible that additional securities could be issued to the shareholders of the proposed merger or acquisition candidate or under some circumstances to the Lending Parties for advancing funds on behalf of the Company. The Registrant has added significant additional disclosures in response to this comment.

     12. Consider the probability that there will be a change in control upon consummation of an acquisition or merger transaction and amend or advise accordingly. If management plans to offer a controlling interest, this should be clearly stated.

     It is not only possible but likely that a change in control will occur upon consummation of an acquisition of merger transaction. Appropriate revisions have been made in the Registration Statement to clarify this point.

     13. Consider whether the Company may borrow funds and use the proceeds therefrom to make payments to the Company's promoters, management or their affiliates or associates.

Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 5

     Although management of the Company has no present intention to do so, the Company could borrow funds and use the proceeds therefrom to make payments to the Company's promoters, management or their affiliates or associates. An additional risk factor has been included in the Registration Statement under Part 1, Item 1, to clarify this point. See the risk factor captioned "Possible Borrowings to Benefit Management, Promoters, or their Affiliates or Associates.

     14. Please disclose, whether or not there is a present potential that the Company may acquire or merge with a business or company in which the Company's management or their affiliates or associates directly or indirectly have an ownership interest. Please consider and disclose whether or not existing corporate policy permits such transactions. Further, add disclosure as to whether management is aware of any circumstances under which this policy, through their own initiative, may be changed.

     The Company's Board of Directors has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which management serves as officers, or directors or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so. A risk factor captioned "Conflicts of Interest-General" has been added to the Registration Statement in response to this comment which addresses potential conflicts of interest and the policy adopted by management in response to this comment. In addition, disclosures concerning conflicts of interest have been included in Item 5, under the caption "Conflicts of Interest" in response to this comment.

     15. If there is a present potential for the related party transactions referred to above, it should be set forth. Please explain fully the circumstances under which a related party transaction may occur. Please discuss fully the non-arms length nature of such transactions and disclose whether or not an independent appraisal of the value of the business or company will be obtained in the event a related party transaction is contemplated. The potential for management's fiduciary duties to be compromised should be highlighted.

     The Staff's attention is directed to the response to comment 14 above and to the additional disclosures included in the Registration Statement that address potential conflicts of interest. The Registrant submits that the additional disclosure in the Registration Statement adequately addresses the concerns raised by the Staff.

     16. Please disclose, if any terms of sale of the shares presently held by officers and/or directors of the Company will also be afforded to all other shareholders of the Company on similar terms and conditions.

     It is management's present intention to make all reasonable efforts to afford all shareholders of the Company the opportunity to sell their shares upon similar terms and conditions of sale as are negotiated by the officers and directors of the Company for the sale of their own shares. Any and all such sales will only be made in compliance with the securities laws of the United States and any applicable state securities laws. Additional disclosure has been included in the Registration Statement in Item 2, under the caption " Acquisition of Opportunities" to reflect these facts.

     Rights of Dissenting Shareholders



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Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 6

     17. Please clarify, if the Company intends to provide the Company's shareholders with complete disclosure documentation, including audited financial statements, concerning a target company and its business prior to any merger or acquisition.

     Additional disclosure has been added in the second paragraph under Item 2. "Plan of Operation" as set forth in the remainder of this paragraph in response to this comment. The Company's Board of Directors intends to provide the Company's shareholders with complete disclosure documentation concerning a potential business opportunity and the structure of the proposed business combination prior to consummation of the same, which disclosure is expected to be in the form of a proxy or information statement. While such disclosure may include audited financial statements of such a target entity, there is no assurance that such audited financial statements will be available. The Board of Directors does intend to obtain certain assurances of value of the target entity assets prior to consummating such a transaction, with further assurances that an audited statement would be provided within sixty days after closing of such a transaction. Closing documents relative thereto will include representations that the value of the assets conveyed to or otherwise transferred will not materially differ from the representations included in such closing documents, or the transaction will be voidable. Further, the Company will not acquire or merge with any company for which audited financial statements cannot be obtained within a reasonable period of time after closing of the proposed transaction. Further, additional disclosure has been included in the risk factors section and at other places in the Registration Statement concerning the requirement of audited financial statements and the fact that the Company will not acquire or merge with any company for which audited financial statements cannot be obtained within a reasonable period of time after closing of the proposed transaction.

     Employees

     18. It is not clear why the discussion of the Company's present address is in this location. Please revise.

     The disclosure has been revised in response to this comment.

     Description of Property

     19. According to the filing the Company's present address is at the business address and telephone number of the Company's legal counsel-Schlueter & Associates, P.C. Please discuss the salient issues of a lease agreement, if any. A copy of such written agreement should be filed as an exhibit.

     The Company operates from the offices of Schlueter & Associates, P.C. at 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265. This space is provided to the Company on a rent free basis by Henry F. Schlueter, counsel to the Company. It is anticipated that this arrangement will remain until such time as the Company successfully consummates a merger or acquisition. Management believes that this space will meet the Company's needs for the foreseeable future. Appropriate disclosure has been included in the Registration Statement to reflect this arrangement.


     20. The salient features of any preliminary agreements or understandings with respect to the office facility in the future, should be provided.

Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 7


     The Staff's attention is directed to the response to comment 19 set forth above and to the disclosure included in the Registration Statement.

     21. According to Note B to the financial statements the Company is currently receiving office space and clerical services on a rent-free basis from the president. Please reconcile this to the disclosure throughout the filing.

     The footnote to the financial statements is in part correct, and in part incorrect. Prior to Mr. Gregarek becoming a director and secretary and treasurer of the Registrant, the Company's former president, Jay Boisdrenghien was providing such space on a rent free basis. After assuming control of the Company Mr. Gregarek provided the Company with office space at his home on a rent free basis until June 30, 1996, and then commencing in July of 1996, Henry F. Schlueter, the Company's counsel began to provide the Company with office space on a rent free basis. The disclosure in the Registration Statement has been revised to reflect this information.

     22. This section should be expanded to note that the president forgave $2,417 due to him by the Company for rental payments and other related expenses.

     Additional disclosure has been included in the Registration Statement in response to this comment.

     Directors, Executive Officers, Promoters and Control Persons

     23. Michael J. Delaney is listed as president of the Company in the table, however the five year history discussion states he is the Vice President and Director of the Company since January 6, 1996. Please revise.

     Mr. Delaney has served as the Company's President since January 6, 1996. The Registration Statement has been revised to properly reflect this fact.

     24. According to the filing Mr. Delaney has served as the owner and president of a sales representative and consulting firm. Please identify the firm.

     The name of Mr. Delaney's firm is MD Sales.

     25. According to the filing the officers and directors have been involved with several blank check companies over the years. Please provide supplemental information and a discussion to include for each blank check company the date of the initial public offering, offering price, aggregate dollar amount raised, purpose of the offering, any mergers or acquisitions that have occurred, dates of such transactions, consideration given and received and management's subsequent involvement in each company.

     The Staff will be provided with the information requested on a supplemental basis.

     Market Price of and Dividends on the Registrant's Common Equity

     26. Please disclose, if correct, that there are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company's securities.

Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 8

     The Staff's attention is directed to Part II, Item 1, which has been extensively revised in response to this comment. Further, additional changes have been made to certain other parts of the Registration Statement in response to this comment. There is no trading market for the Company's Common Stock at present and there has been no trading market to date. Management has not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning the participation of such market maker in the aftermarket for the Company's securities and management does not intend to initiate any such discussions until such time as the Company has consummated a merger or acquisition. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.


     27. According to the filing the Company has 10 holders of record of its common stock. Please provide as supplemental information a copy of the Company's Shareholders List with the following information:

     l. The identification and location (by state) of each shareholder. The shareholders list should provide the name, address and the number of shares owned.

     2. The identification and location (by state) of each shareholder who received securities; Please indicate if such securities were purchased, gifted or issued as a payment of debt for services rendered for the company etc.

     3.   A tabulation, state by state, of the number of security holders.

     4. It is requested that the shareholders information be updated to the most recent possible date.

     The supplemental information requested above will be provided under separate cover to the Staff.

     Directors and Officers of Registrant

     28. State the nature of any family relationship between any director or executive officer and any other director or executive officer.

     There are no family relationships between any director or executive officer and any other director or executive officer. A statement to this effect has been included in the Registration Statement.

     29. Please advise, supplementally how present management became acquainted with former management and promoters of the Company and their affiliation if any should be provided.

     The Staff's attention is directed to the response to comment 2 above for information concerning Mr. Gregarek's involvement, and the participation of the other officers and directors. As noted in response 2 above, Mr. Gregarek approached Mr. Delaney to serve on the Board of Directors and as an officer of the Company. Mr. Gregarek approached Mr. Schlueter about serving as counsel to the Company, and at Mr. Gregarek's request, Mr. Schlueter approached Mr. Smith about serving on the Board of Directors. Messrs. Gregarek, Delaney, and Smith all were and are clients of Mr. Schlueter's law firm.

     30. Please confirm, that there are no agreements or understandings for any officer or director to resign at the request of another person and that none of the officers or directors are acting on behalf of or will act at the direction of any other person.

Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 9

     Management has advised that there are no agreements or understandings for any officer or director to resign at the request of another person and that none of the officers or directors are acting on behalf of or will act at the direction of any other person.

     31. Please provide, full and clear disclosure concerning all persons whose activities will be material to the operations of the Company.

     The Registrant believes that it has provided full and clear disclosure concerning all persons whose activities will be material to the operation of the Company.

     32. Identify all promoters of the Company and indicate that these are the only promoters of the Company.

     Disclosure has been included to the effect that Messrs. Gregarek, Delaney, Smith, and the Company's legal counsel and his wife may be deemed promoters and parents of the Company. The additional disclosure with respect to Mr. Schlueter and his wife has been made in order to avoid any possibility that the Staff or a third party might argue that Mr. Schlueter and his wife were undisclosed promoters or parents of the Registrant. In this regard, the Staff's attention is directed to the response to comment 35 below.

     Securities Ownership of Management and Certain Securityholders

     33. Please advise why the officers and directors are listed as having the same address, inasmuch as the address is not the Company's address.

     The Registrant is aware of numerous filings made with the Commission under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, in which the officers and directors of the Company list the Company's address as their addresses. However, the mailing addresses of each of the officers and directors have been included in the filing in response to this comment.

     34. It is interesting to note that Mr. Delaney, is listed as President of the Company and yet he holds the least amount of stock, appears to have least amount of working experience, will devote only such time as is available to the Company and finally it would appear that the day to day activities of the Company will be conducted at Mr. Schlueter's office.

     We assume that the thrust of these questions is whether Mr. Delaney will be able to adequately perform his duties within the Company because he is physically located in California, and the other two directors are residents of the Denver area. Management believes that through the use of fax, telephone, e-mail, and when appropriate Mr. Delaney traveling to Denver he will be able to adequately perform his duties. Please note that neither of the Company's two officers will be devoting full-time to the business and affairs of the Company. Appropriate disclosure of the part-time involvement of management has been made in the Registration Statement.

     35. Please clarify Mr. and Mrs. Schlueter's involvement in the day to day activities with the Company. Please advise if they may be deemed promoters. Upon receipt we will have further comments.

     The Staff's attention is directed to the response to comment 32 above. Mr. Schlueter is counsel to the Company, and he is not an officer or director of the Company. As counsel to a Company whose primary activity during the current fiscal year has involved registration under the Securities Exchange

Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 10

     Act of 1934, he has worked closely with management of the Company in this process and rendered the legal advice to management in connection with this process. Mr. Schlueter's wife is a significant shareholder. However, she has no involvement with the day to day activities of the Company. She holds her shares for investment purposes only. Management decisions are made by the Board of Directors and the officers of the Company. Mrs. Schlueter has no involvement with any of those decisions, and Mr. Schlueter's involvement is as counsel to the Company, providing management with legal advice and counsel. Mr. Schlueter may be deemed to be the beneficial owner of Mrs. Schlueter's shares, based upon their relationship as husband and wife and the fact that she may be expected to solicit Mr. Schlueter's views in connection with the voting of her shares. The additional disclosure with respect to Mr. Schlueter and his wife as promoters and parents of the Registrant has been made in order to avoid any possibility that the Staff or a third party might argue that Mr. Schlueter and his wife were undisclosed promoters or parents of the Registrant.

     Description of Securities to be Registered

     36. Please consider, the circumstances under which the Company's securities may be issued to management, promoters or their affiliates or associates, and amend or advise accordingly. We note the very large amount of authorized but unissued common stock which may be issued without further shareholder approval or notice.

     Revisions have been made in the Registration Statement to reflect the fact that additional shares of stock may be issued without shareholder approval.

     Shares Eligible for Future Sale

     37. Supplementally, please furnish the staff copies of the executed lock-up agreements.

     Copies of the executed lock-up agreements will be furnished to the Staff supplementally.

     Recent Sales of Unregistered Securities

     38. The number of shares owned by various individuals in this section do not reconcile to other portions of the filing. Please revise and advise.

     Certain of the individuals noted in the principal shareholders section acquired some or all of their shares in private transactions from other shareholders of the Company. Accordingly, this information will not reconcile to the information about prior unregistered sales by the Company.

     General Comment

     39. An amendment to the Form 10-SB should be filed in response to these comments. You should be aware that we may have additional comments based upon your response.

     Management is aware that the Staff may have further comments upon review of this filing.

Richard K. Wulff, Chief
Office of Small Business Policy
September 18, 1997
Page 11



     If you have any further questions or if we may be of any further assistance, please do not hesitate to contact the undersigned at the Denver address and telephone number set forth above.

                                   Sincerely,


                                   SCHLUETER & ASSOCIATES P.C.


                                   /s/  Henry F. Schlueter
                                   ---------------------------------------------
                                   Henry F. Schlueter

HFS/emd
Enclosures

c:   Aurora Acquisitions, Inc.
     Cordavano and Company, P.C.